Exhibit 99.4

January 30, 2018

SAP to Acquire Callidus Software Inc., Will Offer Comprehensive “Front Office” Suite

•                 SAP will assemble the most complete and differentiated portfolio to manage today’s customer experience

•                 CallidusCloud’s Lead to Money suite for sales combined with SAP’s Customer Engagement suite creates leading CRM solution portfolio

DUBLIN, Calif. — Jan, 29, 2018 and WALLDORF, Germany — Jan, 30, 2018 — SAP SE (NYSE: SAP) and Callidus Software Inc. (doing business as CallidusCloud®) (Nasdaq: CALD) today announced that SAP America, Inc. has entered into an agreement to acquire CallidusCloud, the leader in cloud-based Lead to Money (Quote-to-Cash) solutions.

The CallidusCloud board of directors has unanimously approved the transaction. The per share purchase price of $36.00 represents a 21% premium over the 30-day volume weighted average price per share and a 28% premium over CallidusCloud’s 90-day volume weighted average price per share. The per share price represents an enterprise value of approximately $2.4 billion. SAP has elected to fund the transaction with existing cash balances and an acquisition term loan. The transaction is expected to close in the second quarter of 2018, subject to approval from CallidusCloud stockholders, clearances by the relevant regulatory authorities, and other customary closing conditions. The transaction is expected to be essentially neutral to SAP’s non-IFRS earnings per share for fiscal 2018 and accretive to SAP’s non-IFRS earnings per share for fiscal 2019.

Reinventing the Front Office

The acquisition gives SAP immediate leadership in the Lead to Money space that includes sales performance management (SPM) and configure-price-quote (CPQ). CallidusCloud offers a full suite of SPM and CPQ solutions, including sales enablement, sales analytics and customer engagement. The combination of SAP’s assets with CallidusCloud’s will deliver the most complete, end-to-end, fully cloud-based ‘Lead-to-Cash’ offering. CallidusCloud has been a partner of SAP for several years, based on a joint selling agreement.

Two Growth Companies, Stronger Together

CallidusCloud is a synergistic addition to SAP’s portfolio and significantly strengthens SAP’s position in the customer relationship management (CRM) space. CallidusCloud’s solutions are tailored to the specific needs of sales people on the ground and link sales-related information, such as pricing, incentives, and commissions, to enterprise resource planning (ERP) systems. CallidusCloud as part of SAP will seamlessly link front and back offices, align sales, compensation and corporate goals, and ensure real-time data flow between the field and finance department.

Statements by the Chief Executive Officers

“SAP is connecting the back office to the front office in this consumer-driven growth revolution,” said Bill McDermott, CEO of SAP. “Our customers are focused on reinventing sales, service, marketing, and commerce. The addition of CallidusCloud aligns perfectly to SAP’s innovation strategy to transform the front office. SAP gives CallidusCloud the global scale to accelerate its already impressive growth. These two strong companies will be better together, help the world run better and improve people’s lives.”

“We are super excited to join forces with SAP,” said CallidusCloud CEO Leslie Stretch. “This move gives customers precisely what they want, the market leading Sales Performance (SPM), Sales Execution (CPQ) and Sales Enablement clouds combined with SAP Hybris and S/4HANA. This is true Lead to Money, beyond CRM and beyond Quote-to-Cash. It’s the joined-up Front Office and Back Office Cloud everyone needs for 21st Century Business. In addition, the purchase price provides substantial value to our stockholders.”

Additional Business Synergies

SAP’s S/4HANA business suite in the cloud, SAP Hybris, and Gigya solutions already help businesses deliver new customer experiences, connecting the demand chain to the supply chain. SAP Hybris solutions help companies serve consumers in any channel, on any device. In addition, SAP Hybris’s revenue and billing solutions enable companies to monetize new business models. Gigya helps companies secure, protect, and service the consumer’s digital identity in the age of data protection and regulation.

CallidusCloud, combined with SAP’s solution portfolio, also will offer companies powerful tools to enhance sales execution and transform customer engagement. CallidusCloud’s portfolio will strengthen existing SAP sales solutions. The portfolio will be enriched with sales planning and forecasting, territory management, and pipeline management. SAP’s sales content management will benefit from easy access to contracts, collateral, and learning.

Additionally, with the Lead to Money suite, CallidusCloud is a leader for cloud-based Quote-to-Cash solutions. This area includes solutions for sales performance management (SPM), sales execution including configure-price-quote (CPQ) applications, sales enablement including learning applications, customer engagement and analytics. CallidusCloud SPM solutions give salespeople instantaneous knowledge of their compensation associated with particular product and pricing configurations and reduce errors in calculating sales commissions and compensation arrangements. CallidusCloud CPQ solutions enable salespeople to identify and configure product packages that have built-in rules for discounts and that can generate proposals for the customers on the spot and during the conversation with the customer. CallidusCloud CPQ solutions also can automatically generate contracts in real time while the salesperson is with the customer. Part of CallidusCloud offering is a sales-focused and mobile-native learning platform called “Litmos,” which shows solid growth.

SAP will follow a strategy of openness that will continue to support integration of CallidusCloud solutions with third-party installations.

Upon completion of the transaction, SAP expects to consolidate all CallidusCloud product assets within SAP Hybris solutions as part of SAP’s Cloud Business Group. The existing management team will continue to lead CallidusCloud. The SAP Cloud Platform is to be used for the technical integration of CallidusCloud solutions.

For further information regarding the terms and conditions contained in the definitive merger agreement, please see CallidusCloud Current Report on Form 8-K, which will be filed in connection with this transaction.

Financial Analyst and Media Conference Call

SAP senior management will host a press conference in Walldorf, January 30, 2018 at 10:00 AM (CET) /9:00 AM (GMT) / 4:00 AM (Eastern) / 1:00 AM (Pacific), followed by a financial analyst conference call at 2:00 PM (CET) / 1:00 PM (GMT) / 8:00 AM (Eastern) / 5:00 AM (Pacific). Both conferences will be webcast live on SAP’s website at www.sap.com/investor and will be available for replay.

CallidusCloud expects to release its fourth quarter and full year 2017 financial results via press release after market hours on February 8, 2018. As a result of this announcement, CallidusCloud will be cancelling its fourth quarter and full year 2017 financial results conference call previously scheduled for Thursday, February 8, 2018 at 1:30 p.m. PT (4:30 p.m. ET).

About CallidusCloud

Callidus Software, Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing, learning, and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their multi-product strategy with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, speed up contract negotiations, properly recognize revenue under ASC 606, and streamline sales compensation—driving bigger deals, faster. Over 5,800 leading organizations, across all industries, rely on CallidusCloud to optimize their multi-product strategy to close more deals for more money in record time. For more information, visit https://www.calliduscloud.com/.

About SAP

As market leader in enterprise application software, SAP (NYSE: SAP) helps companies of all sizes and industries run better. From back office to boardroom, warehouse to storefront, desktop to mobile device — SAP empowers people and organizations to work together more efficiently and use business insight more effectively to stay ahead of the competition. SAP applications and services enable more than 378,000 business and public sector customers to operate profitably, adapt continuously, and grow sustainably. For more information, visit www.sap.com.

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# # #

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “‘will” and similar expressions as they relate to SAP or Callidus Software Inc. are intended to identify such forward-looking statements. This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, the anticipated benefits and synergies of the proposed transaction, anticipated future combined operations, products and services, and the anticipated role of CallidusCloud, its key executives and its employees within SAP following the closing of the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction, the failure to retain key CallidusCloud employees, customer and partner uncertainty regarding the anticipated benefits of the transaction, the failure of SAP and CallidusCloud to achieve the anticipated synergies of the proposed transaction and other risks detailed in SAP’s and CallidusCloud ‘s SEC filings, including those discussed in SAP’s Annual Report on Form 20-F for the year ended December 31, 2016 and CallidusCloud ‘s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SAP is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Additional Information About the Merger

In connection with the proposed merger, Callidus Software Inc. will file a proxy statement with the SEC. The definitive proxy statement will be sent or given to CallidusCloud stockholders entitled to vote at the special meeting relating to the transaction and will contain important information about the proposed merger and related matters. CallidusCloud ‘s stockholders are urged to read the definitive proxy statement (including any amendments or supplements thereto) carefully when it becomes available before making any voting or investment decision with respect to the proposed merger because it will contain important information about the merger and the parties to the merger. Additionally, CallidusCloud and SAP will file other relevant materials in connection with the proposed acquisition of CallidusCloud by SAP pursuant to the terms of an Agreement and Plan of Merger by and among, SAP America, Inc., Emerson One Acquisition Corp., a wholly owned subsidiary of SAP America, and CallidusCloud. SAP, CallidusCloud and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of CallidusCloud stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of SAP’s executive officers and directors in the solicitation by reading SAP’s most recent Annual Report on Form 20-F, and the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of CallidusCloud ‘s participants in the solicitation, which may, in some cases, be different than those of CallidusCloud ‘s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

The materials to be filed by SAP and CallidusCloud with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from CallidusCloud, once it is filed with the SEC, by contacting CallidusCloud Investor Relations through the investor contact page on the company’s website at http://investor.calliduscloud.com/about-us/investor-relations/investor-faq/.

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For more information, financial community only:

Stefan Gruber, SAP	+49 (6227) 7-44872	investor@sap.com, CET
Carolyn Bass, CallidusCloud	+1(415)445-3232	cbass@marketstreetpartnerscom, PT

For more information, press only:

Rajiv Sekhri, SAP	+49 (6227) 7-74871	rajiv.sekhri@sap.com, CET
Daniel Reinhardt, SAP	+49 (6227) 7-40201	daniel.reinhardt@sap.com, CET

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